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                                                 Exhibit 99


Contacts:
Investor Relations                   Corporate Communications
                James A. Eder                    Dorothy Amaral
                KOLLMORGEN CORPORATION           KOLLMORGEN CORPORATION
                (860) 232-3121                   (781) 890-5655


KOLLMORGEN ACQUIRES MAGNEDYNE FROM SIERRACIN CORP.


WALTHAM, MASS., July 7, 1998 . . . Kollmorgen Corporation (NYSE:KOL) announced today that it has purchased the Magnedyne division of Sierracin Corp. Magnedyne has a 30-year history in the design and production of high-performance DC motors and drives. Kollmorgen expects the impact of the purchase to be accretive to earnings this year. Terms were not disclosed.

Magnedyne designs and builds brushless and brush-type DC torque motors and drives. The acquisition will strengthen Kollmorgen's motion control product offerings for a variety of customer applications including semiconductor manufacturing, medical equipment, and aerospace and defense. Magnedyne has approximately 100 employees at its manufacturing facility in Vista, Calif., and recorded sales of approximately $16 million in 1997.

"This is an excellent strategic fit for us," said Gideon Argov, Kollmorgen's chairman and chief executive. "Magnedyne has a strong product line with a blue chip customer base that dovetails well with our own. More than 80 percent of their sales are in commercial applications.

"This acquisition is part of our ongoing strategy," Argov said, "to become the worldwide leader in high performance electronic motion control."

Kollmorgen is a leading producer of high-performance electronic motion control components and systems. Additional information can be found on the World Wide Web at http://www.kollmorgen.com.

Safe Harbor Statement

The anticipated benefits associated with this acquisition are forward-looking as defined in the federal securities laws. Expected performance may not be achieved due to a variety of factors including, but not limited to, competition and continued demand for its products, and other risks detailed in Kollmorgen's filings with the Securities and Exchange Commission. Management believes, nonetheless, that the acquisition of Magnedyne offers the best strategy commensurate with Kollmorgen's financial objectives.

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July 7, 1998